Exhibit No. 10.3

Form of Senior Executive Officer Agreement

[Date]

[OFFICER NAME]

Coastal Banking Company, Inc.

1891 South 14th Street

Fernandina Beach, FL. 32034

Dear [OFFICER],

The Company (as defined below) anticipates entering into a Securities Purchase Agreement (the “Participation Agreement”), with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”). If the Company does not participate or ceases at any time to participate in the CPP, this Agreement shall be of no further force and effect.

For the Company to participate in the CPP, and as a condition to the closing of the investment contemplated by the Participation Agreement, the Company is required to establish specified standards for incentive compensation to its Senior Executive Officers and to make changes to its compensation arrangements consistent with Section 111(b) of the EESA (as defined below) and related guidance and regulations (the “CCP Guidance”).  The requirements of this Agreement shall apply to you for the duration of the CPP Covered Period (as defined below).  To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you agree as follows:

(1)

No Golden Parachute Payments. The Company is prohibiting any Golden Parachute Payment to you during any CPP Covered Period and you shall not be entitled to receive any such Golden Parachute Payment.  To the extent any event occurs during the CPP Covered Period that would otherwise trigger a Golden Parachute Payment, you will be entitled to the lesser of (i) your rights under the Benefit Plans (as defined below) and (ii) the maximum amount allowed under Section 111(b)(2)(C) of EESA, as modified by subsequent CCP Guidance.

(2)

Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to you during a CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.  You agree to return promptly any such bonus and incentive compensation identified to you by the Company.

(3)

Compensation Program Amendments. Each of the Company’s existing compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to you is hereby amended to the extent necessary to give effect to provisions (1) and (2) above. In addition, any Benefit Plans with respect to you that are established hereafter, but during the CPP Coverage Period, shall be deemed to incorporate, and shall be interpreted to give effect to, provisions (1) and (2) above.  For reference, a non-exclusive list of affected Benefit Plans is attached as Appendix A to this Agreement.

In addition, the Company is required to review its Benefit Plans to ensure that they do not encourage Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent any such review requires revisions to any Benefit Plan with respect to you, you hereby consent to any reasonable amendment to such Benefit Plan to eliminate such encouragement consistent with the CCP Guidance.

(4)

Definitions and Interpretation. This Agreement shall be interpreted as follows:

•

“Company,” as used in this Agreement, means Coastal Banking Company, Inc., a South Carolina corporation, and any entities treated as a single employer with Coastal Banking Company, Inc. under 31 C.F.R. § 30.1(b) and any subsequent CCP Guidance (as in effect on the Closing Date), including, without limitation, CBC National Bank. You are also delivering a waiver pursuant to the Participation Agreement, and, as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this Agreement.

•

“CPP Covered Period” means the period during which you are a Senior Executive Officer of the Company and Treasury holds any debt or equity securities issued by the Company under the CPP.  The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11 and any subsequent CCP Guidance (as in effect on the Closing Date).

•

“EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation issued by the Department of the Treasury and as published in the Federal Register on October 20, 2008.

•

“Golden Parachute Payment” has the same meaning as in Section 111(b)(2)(C) of EESA, as modified by subsequent CCP Guidance.

•

“Senior Executive Officer” means the Company’s “senior executive officers” as defined in Section 111(b)(3) of EESA, as modified by subsequent CCP Guidance.

•

Provisions (1) and (2) of this Agreement are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA and any subsequent CCP Guidance (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this Agreement).

(5)

Miscellaneous. To the extent not subject to federal law, this Agreement will be governed by and construed in accordance with the laws of South Carolina. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature.

[Signatures Follow on Next Page]

The Company appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.

Yours sincerely,

COASTAL BANKING COMPANY, INC. (for itself and each entity constituting the Company hereunder)

By:
Name:	[Human Resources Director]
Title:

Intending to be legally bound, I agree with and accept the foregoing terms on the date set forth below.

[OFFICER NAME]

Date:

Appendix A

[Identify any employment agreement, separation agreement,

change in control agreement, etc., if applicable]

[Identify each SERP / deferred compensation arrangement, if applicable]

[Identify equity awards still subject to vesting, if applicable]